                                                                   EXHIBIT 10.20

================================================================================



                           STOCK PURCHASE AGREEMENT

                                 BY AND AMONG

                             MST ENTERPRISES, INC.
                       (D/B/A EQUIPCO SALES & RENTALS),

                  THE STOCKHOLDERS OF MST ENTERPRISES, INC.,

                                      AND

                       NATIONAL EQUIPMENT SERVICES, INC.

                           DATED AS OF JULY 18, 1997

================================================================================

                               TABLE OF CONTENTS

                                                                                                                         PAGE
ARTICLE I--DEFINITIONS..................................................................................................   1
1.1  Definitions........................................................................................................   1
1.2  Other Definitional Provisions......................................................................................   5
1.3  Cross Reference of Other Definitions...............................................................................   5


ARTICLE II--PURCHASE AND SALE OF STOCK                                                                                     6
2.1  Stock Purchase.....................................................................................................   6
2.2  Purchase Price for Company Stock...................................................................................   6
2.3  Purchase Price Adjustments.........................................................................................   6
2.4  Distribution of Holdback...........................................................................................   8
2.5  Closing Transactions...............................................................................................   8

ARTICLE III--CONDITIONS TO CLOSING                                                                                         9
3.1  Conditions to the Purchaser's Obligations..........................................................................   9
3.2  Conditions to Each Seller's Obligations............................................................................  11

ARTICLE IV--COVENANTS PRIOR TO CLOSING                                                                                    13
4.1  Affirmative Covenants of the Company and Each Seller...............................................................  13
4.2  Negative Covenants of  the Company and Each Seller.................................................................  14
4.3  Covenants of the Purchaser                                                                                           15

ARTICLE V--REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY........................................................  15
5.1  Organization and Corporate Power...................................................................................  15
5.2  Authorization of Transactions......................................................................................  16
5.3  Capitalization.....................................................................................................  16
5.4  Subsidiaries; Investments..........................................................................................  16
5.5  Absence of Conflicts...............................................................................................  16
5.6  Financial Statements and Related Matters...........................................................................  17
5.7  Absence of Undisclosed Liabilities.................................................................................  17
5.8  Absence of Certain Developments....................................................................................  18
5.9  Title to Properties................................................................................................  19

5.10  Taxes.............................................................................................................  20
5.11  Contracts and Commitments.........................................................................................  21
5.12  Proprietary Rights................................................................................................  22
5.13  Litigation; Proceedings...........................................................................................  22
5.14  Brokerage.........................................................................................................  22
5.15  Governmental Licenses and Permits.................................................................................  22
5.16  Employees.........................................................................................................  23
5.17  Employee Benefit Matters..........................................................................................  23
5.18  Insurance.........................................................................................................  24
5.19  Officers and Directors; Bank Accounts.............................................................................  24
5.20  Affiliate Transactions............................................................................................  24
5.21  Compliance with Laws..............................................................................................  24
5.22  Environmental Matters.............................................................................................  24
5.23  Disclosure........................................................................................................  25
5.24  Closing Date......................................................................................................  25


ARTICLE VI--REPRESENTATIONS AND WARRANTIES CONCERNING
 THE SELLERS............................................................................................................  26
6.1  Authorization of Transactions......................................................................................  26
6.2  Absence of Conflicts...............................................................................................  26
6.3  Brokerage..........................................................................................................  26
6.4  Shares.............................................................................................................  26
6.5  Closing Date.......................................................................................................  26

ARTICLE VII--LIMITATIONS ON REPRESENTATIONS AND WARRANTIES
 CONCERNING THE COMPANY AND THE SELLERS.................................................................................  27

ARTICLE VIII--REPRESENTATIONS AND WARRANTIES CONCERNING
 THE PURCHASER                                                                                                            27
8.1  Organization and Corporate Power...................................................................................  27
8.2  Authorization......................................................................................................  27
8.3  No Violation.......................................................................................................  27

8.4    Governmental Authorities and Consents............................................................................. 28
8.5    Litigation........................................................................................................ 28
8.6    Brokerage......................................................................................................... 28
8.7    Closing Date...................................................................................................... 28

ARTICLE IX--TERMINATION.................................................................................................. 28
9.1    Termination....................................................................................................... 28

9.2    Effect of Termination............................................................................................. 29

ARTICLE X--INDEMNIFICATION AND RELATED MATTERS                                                                            29
10.1   Survival.......................................................................................................... 29
10.2   Indemnification................................................................................................... 30

ARTICLE XI--ADDITIONAL AGREEMENTS........................................................................................ 33
11.1   Continuing Assistance............................................................................................. 33
11.2   Tax Matters....................................................................................................... 34
11.3   Press Releases and Announcements.................................................................................. 34
11.4   Further Transfers................................................................................................. 34
11.5   Specific Performance.............................................................................................. 34
11.6   Transition Assistance............................................................................................. 35
11.7   Expenses.......................................................................................................... 35
11.8   Exclusivity....................................................................................................... 35
11.9   Books and Records................................................................................................. 35
11.10  Appointment of Representative..................................................................................... 35
11.11  Confidentiality................................................................................................... 37

ARTICLE XII--MISCELLANEOUS............................................................................................... 38
 12.1  Amendment and Waiver.............................................................................................. 38
 12.2  Notices........................................................................................................... 38
 12.3  Binding Agreement; Assignment..................................................................................... 39
 12.4  Severability...................................................................................................... 40
 12.5  No Strict Construction............................................................................................ 40
 12.6  Captions.......................................................................................................... 40
 12.7  Entire Agreement.................................................................................................. 40
 12.8  Counterparts...................................................................................................... 40
 12.9  Governing Law..................................................................................................... 40
12.10  Parties in Interest............................................................................................... 40
12.11  Escrow Agent...................................................................................................... 40
12.12  Attorney's Fees................................................................................................... 41
12.13  Schedules......................................................................................................... 41

                               INDEX OF EXHIBITS

Exhibit A - Form of Employment Agreement
Exhibit B - Form of Noncompetition Agreement
Exhibit C - Form of Stock Transfer Agreement
Exhibit D - Form of Lease
Exhibit E - Form of Opinion of Counsel to the Company and the Sellers

                              INDEX OF SCHEDULES

Schedule of Stockholders
Excluded Assets Schedule
Organization Schedule
Conflicts Schedule
Financial Statements Schedule
Liabilities Schedule
Developments Schedule
Leased Real Property Schedule
Taxes Schedule
Contracts Schedule
Proprietary Rights Schedule
Litigation Schedule
Brokerage Schedule
Permits Schedule
Employees Schedule
Benefit Plans Schedule
Insurance Schedule
Officers, Directors and Bank Accounts Schedule
Affiliated Transactions Schedule
Environmental Schedule

                           STOCK PURCHASE AGREEMENT

  THIS STOCK PURCHASE AGREEMENT is made as of July 18, 1997, by and among MST ENTERPRISES, INC. (D/B/A EQUIPCO SALES & RENTALS), a Virginia corporation (the "Company"), the stockholders of the Company listed on the Schedule of Stockholders attached hereto (collectively, the "Sellers" and individually, a "Seller"), and NATIONAL EQUIPMENT SERVICES, INC., a Delaware corporation (the "Purchaser"). The Company, the Sellers and the Purchaser are referred to herein collectively as the "Parties" and individually as a "Party."

  WHEREAS, the authorized capital stock of the Company consists of 2,500 shares of Common Stock, par value $10.00 per share (the "Common Stock"), of which 1,000 shares are issued and outstanding;

  WHEREAS, the Sellers own beneficially and of record 100% of the issued and outstanding Common Stock; and

  WHEREAS, the Purchaser desires to acquire from each Seller, and each Seller desires to sell to the Purchaser, all of the Common Stock owned by such Seller (collectively, the "Acquired Stock").

  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

  1.1 DEFINITIONS. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

  "Affiliate" of any Person means any other Person controlling, controlled by or under common control with such first Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

  "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law).

  "Agreement" means this Stock Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

  "Code" means the United States Internal Revenue Code of 1986, as amended.

  "Environmental Affiliates" of any Person means, with respect to any particular matter, all other Persons whose liabilities or obligations with respect to that particular matter have been assumed by, or are otherwise deemed by law to be those of, such first Person.

  "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation.

  "Environmental Lien" means any Lien, whether recorded or unrecorded, in favor of any governmental entity or any department, agency or political subdivision thereof relating to any liability of the Company or any Seller or any Environmental Affiliate of the Company or any Seller arising under any Environmental and Safety Requirement.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "Excluded Assets" means the Company's Range Rover now operated by Suellen Trubitz, the Company's gold, the Company's Llamas Note Receivable, the Company's note receivable from the Sellers of approximately $48,000, the Company's Black Diamond Stock, and the other assets listed on the "Excluded Assets Schedule" attached hereto. However, if any Excluded Asset is sold for cash prior to the Closing, such cash will not be considered an Excluded Asset (i.e., it will count as an asset in calculating Net Equity).

  "GAAP" means, at a given time, United States generally accepted accounting principles, consistently applied.

  "Indebtedness" of any Person means, without duplication: (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business) and any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (b) indebtedness guaranteed in any manner by such Person, including a guarantee in the form of an agreement to repurchase or reimburse; (c) obligations under capitalized leases in respect of which such Person is liable as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss; and (d) any unsatisfied obligation of such Person for "withdrawal liability" to a "multiemployer plan," as such terms are defined under ERISA.

  "Insider" means, any officer, director, employee, stockholder, partner or Affiliate, as applicable, of the Company or any individual related by marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest.

  "Knowledge" means, with respect to any Person, the actual knowledge of such Person (which, in the case of the Company, is limited to the actual knowledge of Marc Trubitz or Suellen Trubitz), without investigation or inquiry.

  "Licenses" means all permits, licenses, franchises, certificates, approvals and other authorizations of foreign, federal, state and local governments or other similar rights.

  "Lien" means any mortgage, pledge, security interest, encumbrance, easement, restriction, charge, or other lien.

  "Loss" means, with respect to any Person, any diminution in value, consequential or other damage, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any governmental entity or any department, agency or political subdivision thereof) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing, together with interest thereon from the date on which such Person provides the written notice of the related claim as described in Section 10.2 through and including the date on which the total amount of the claim, including such interest, is recovered or recouped pursuant to Section 10.1.

  "Material Adverse Effect" means any material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company.

  "Net Equity" means (i) the book value of the Company's assets (other than the Excluded Assets), determined in accordance with OCBOA, applied on a basis consistent with the October Pro Forma (to the extent the October Pro Forma was prepared in accordance with OCBOA), minus (ii) the book value of the Company's liabilities, determined in accordance with OCBOA, applied on a basis consistent with the October Pro Forma (to the extent the October Pro Forma was prepared in accordance with OCBOA).

  "OCBOA" means Another Comprehensive Basis of Accounting (other than GAAP), which, in this case, means the federal income tax basis of accounting, using full accrual, which utilizes certain accounting policies discussed in footnote 1 of the Company's Financial Statements for the year ended October 31, 1996.

  "October Pro Forma" means the Company's pro forma adjusted financial statements dated as of and for the period ending October 31, 1996, copies of which were previously provided by the Sellers to the Purchaser.

  "Ordinary Course of Business" means the ordinary course of the Company's business consistent with past practice (including, without limitation, with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally). The Purchaser acknowledges that actions that in the past have constituted ordinary or normal business operations or practices in connection with the Company's business shall be deemed to be actions in the Ordinary Course of Business.

  "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof and any other entity.

  "Proprietary Rights" means any and all patents, patent applications, trademarks, service marks, trademark or service mark applications and registrations, trade and corporate names, copyrights, copyright applications and registrations, trade secrets, know-how, technology, computer software and software systems, business and marketing plans, customer and supplier lists, confidential information and all other proprietary property, rights and interests.

  "Release" shall have the meaning set forth in CERCLA.

  "Subsidiary" means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, limited liability company, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.

  "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

  "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

  "Transaction Documents" means this Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to this Agreement.

  "Treasury Regulations" means the United States Treasury Regulations promulgated pursuant to the Code.

  1.2 OTHER DEFINITIONAL PROVISIONS.

  (a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of accounting term that is defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

  (b) "Hereof," etc. The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Schedule and Exhibit references contained in this Agreement are references to Sections, clauses, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

  (c) Successor Laws. Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

  1.3 CROSS REFERENCE OF OTHER DEFINITIONS. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

               Term                                                          Section
               Accounts Receivable                                           2.3(b)
               Acquired Stock                                                Recitals
               Actual Net Equity                                             2.3(a)
               Applicable Limitation Date                                    10.1
               Authorized Action                                             11.10(d)
               Cap                                                           10.2(b)(ii)
               Closing                                                       2.5(a)
               Closing Date                                                  2.5(a)
               Closing Review                                                2.3(a)
               Closing Transactions                                          2.5(b)
               Common Stock                                                  Recitals
               Company                                                       Preface
               Confidential Information                                      11.11(a)
               Draft Computation                                             2.3(a)
               Employment Agreement                                          3.1(g)
               Escrow Agent                                                  2.2
               Financial Statements                                          5.6(a)
               Firm                                                          2.3(a)
               Indemnified Party                                             10.2(e)
               Indemnifying Party                                            10.2(e)
               Holdback                                                      2.2
               Holdback Escrow Account                                       2.2
               Latest Balance Sheet                                          5.6(a)
               Lease                                                         3.1(j)
               Leased Properties                                             5.9(b)
               Net Equity Shortfall                                          2.3(a)
               Noncompete Parties                                            3.1(h)
               Noncompetition Agreement                                      3.1(h)
               Objection Notice                                              2.3(a)
               Party                                                         Preface
               Pending Claim                                                 2.4
               Plans                                                         5.17(a)
               Post Write-Off Receivables                                    2.3(b)
               Purchase Price                                                2.2
               Purchaser                                                     Preface
               Purchaser Cap                                                 10.2(d)(ii)
               Purchaser Parties                                             10.2(a)
               Receivables Determination Date                                2.3(b)
               Representative                                                11.10(a)
               Seller                                                        Preface
               Seller Parties                                                10.2(c)
               Stock Transfer Agreement                                      3.1(i)
               Uncollected Accounts Receivable                               2.3(b)
               Written Off Receivables                                       2.3(b)

                                  ARTICLE II

                          PURCHASE AND SALE OF STOCK

  2.1 STOCK PURCHASE. On and subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Purchaser shall purchase from each Seller, and each Seller shall sell and transfer to the Purchaser, all of the shares of Common Stock owned by such Seller as such ownership is set forth on the Schedule of Stockholders attached hereto, free and clear of any Liens.

  2.2 PURCHASE PRICE FOR COMPANY STOCK. The aggregate purchase price to be paid to the Sellers for the Acquired Stock (the "Purchase Price") is $5,980,000, which amount shall be paid as follows: (a) the Purchaser shall deliver to the Sellers $5,780,000 (as adjusted pursuant to Section 2.3 below) in cash; and (b) the Purchaser shall deposit $ 200,000 (the "Holdback") in an interest-bearing escrow account with Williams, Parker, Harrison, Dietz & Getzen, as escrow agent (the "Escrow Agent"), to be held and disbursed pursuant to the terms of Section
12.11 below (the "Holdback Escrow Account"). The Holdback shall be available to satisfy any amounts owing to the Purchaser pursuant to Section 2.3 and/or Section 10.2. The Purchase Price will be allocated among the Sellers in the manner set forth in Schedule of Stockholders attached hereto. The Purchase Price is subject to adjustment pursuant to Section 2.3.

  2.3 PURCHASE PRICE ADJUSTMENTS.

  (a) Post-Closing Adjustment for Net Equity. Within 55 days after the Closing Date, the Purchaser and its auditors will conduct a review (the "Closing Review") of the Net Equity as of the close of business on the day before the Closing Date and will prepare and deliver to the Representative a computation of the Net Equity as of the close of business on the day before the Closing Date (the "Draft Computation"). The Purchaser and its auditors will give the Representative and his designated auditors an opportunity to observe the Closing Review and will make available to such Persons all records and work papers used in preparing the Draft Computation. If the Representative disagrees with the computation of the Net Equity reflected on the Draft Computation, the Representative may, within ten days after receipt of the Draft Computation, deliver a notice (an "Objection Notice") to the Purchaser setting forth the Representative's calculation of the amount of the Net Equity as of the close of business on the day before the Closing Date. The Purchaser and the Representative will use reasonable efforts to resolve any disagreements as to the computation of the Net Equity, but if they do not obtain a final resolution within ten days after the Purchaser has received the Objection Notice, the Purchaser and the Representative will jointly retain an independent accounting firm of recognized national or regional standing (the "Firm") to resolve any remaining disagreements. If the Purchaser and the Representative are unable to agree on the choice of the Firm, the Firm will be a "big-six" accounting firm selected by lot (after excluding one firm designated by the Purchaser and one firm designated by the Representative). The Purchaser and the Representative will direct the Firm to render a determination within 15 days of its retention and the Purchaser, the Representative and their respective agents will cooperate with the Firm during its engagement. The Firm will consider only those items and amounts in the Draft Computation set forth in the Objection Notice which the Purchaser and the Representative are unable to resolve. The Firm's determination will be based on the definition of Net Equity included herein.
The determination of the Firm will be conclusive and binding upon the Purchaser and the Sellers. The Purchaser and the Sellers shall bear the costs and expenses of the Firm based on the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, assume the Purchaser was to assert that Net Equity was $700,000 and the Representative was to assert that Net Equity was $800,000, and the Firm was to finally determine that Net Equity was actually $775,000. This means that the amount contested was $100,000, the amount awarded to the Sellers (and not awarded to the Purchaser) was $75,000 and the amount awarded to the Purchaser (and not awarded to the Sellers) was $25,000. Therefore, because 75% of the amount contested was not awarded to the Purchaser and 25% of the amount contested was not awarded to the Sellers, the Purchaser should bear 75%, and the Sellers should bear 25%, of the Firm's costs and expenses. The amount of the Net Equity, as finally determined pursuant to this Section 2.3(a), is referred to herein as the "Actual Net Equity." If the Actual Net Equity is less than $845,078, the Escrow Agent shall pay to the Purchaser from the Holdback Escrow Account, within two (2) business days after the determination thereof, the amount of such shortfall (the "Net Equity Shortfall"); provided, however, that if the amount then left in the Holdback Escrow Account is less than the amount of the Net Equity Shortfall, the Sellers shall pay to the Purchaser, within two
(2) business days after the determination of the Actual Net Equity, the amount by which the Holdback Escrow Account is less than Net Equity Shortfall by wire transfer or delivery of other immediately available funds. If the Actual Net Equity is greater than $845,078, the Purchaser shall pay to the Representative (on behalf of the Sellers), within two (2) business days after the determination of the Actual Net Equity, the amount by which the Actual Net Equity exceeds $845,078 by wire transfer or delivery of other immediately available funds.

  (b) Accounts Receivable Adjustment. Notwithstanding anything herein to the contrary, and in addition to any other adjustments set forth in this Agreement, the Purchase Price will be reduced dollar-for-dollar by the aggregate amount of the net notes and accounts receivable of the Company in existence as of the Closing (the "Accounts Receivable"), which are uncollected by the Company (the "Uncollected Receivables Amount") as of the 85th day following the Closing Date (the "Receivables Determination Date"). If there is an Uncollected Receivables Amount, the Purchaser shall be entitled to receive the Uncollected Receivables Amount from the Holdback Escrow Account within two (2) business days after the Receivables Determination Date; provided, however, that if the amount then left in the Holdback Escrow Account is less than the amount of the Uncollected Receivables Amount, the Sellers shall pay to the Purchaser, within two (2) business days after the Receivables Determination Date, the amount by which the Holdback Escrow Account is less than Uncollected Receivables Amount by wire transfer or delivery of other immediately available funds. The Purchase Price will be increased dollar-for-dollar by the aggregate collections by the Company on notes and accounts receivable between the Closing Date and the Receivables Determination Date (the "Post Write-Off Collections") which are attributable to notes or accounts receivable which had been written off by Company prior to Closing (i.e., not counted as assets in determining Net Equity as of the close of business on the day before the Closing Date) (the "Written Off Receivables"), which shall be paid by the Purchaser to the Sellers within two (2) business days after receipt thereof. For the purpose of determining amounts collected by the Company with respect to the Accounts Receivable and the Written Off Receivables, (i) in the absence of a bona fide dispute between an account debtor and the Company regarding receivables of such account debtor accrued prior to the Closing Date, all payments by an account debtor shall first be applied to the oldest outstanding invoice due from that account debtor, whether or not that invoice had previously been written off, and (ii) in the case of a dispute between the Company and an account debtor with respect to a particular invoice, all payments shall be first applied to the next oldest invoice due from that account debtor. The Company shall diligently pursue the collection of the Accounts Receivable, but shall not be required to bring any suit. To the extent that the Company has not collected the full amount of the Accounts Receivable and the Purchaser has been compensated therefor in accordance with this Section, the Company shall assign any such uncollected Accounts Receivable to the Representative (on behalf of the Sellers).

  2.4 DISTRIBUTION OF HOLDBACK On the 90th day after the Closing Date (or such later date as the Actual Net Equity is as finally determined pursuant to Section 2.3(a) above), the Escrow Agent shall pay to the Representative (on behalf of the Sellers) an amount equal to the amount of funds in the Holdback Escrow Account, if any, remaining after all amounts owing to the Purchaser pursuant to
Section 2.3 have been satisfied.

  2.5 CLOSING TRANSACTIONS.

  (a) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601, commencing at 10:00 a.m. on July 18, 1997, or at such other place or on such other date as may be mutually agreeable to the Purchaser and the Representative. The date and time of the Closing are herein referred to as the "Closing Date."

  (b) Closing Transactions. Subject to the conditions set forth in this Agreement, the Parties shall consummate the following transactions (the "Closing Transactions") on the Closing Date:

      (i) each Seller shall deliver to the Purchaser certificates representing the Acquired Stock owned by such Seller, duly endorsed for transfer or accompanied by duly executed stock powers with all requisite state and federal transfer stamps affixed thereto, and with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange;

      (ii) the Purchaser shall deliver to the Sellers the cash portion of the Purchase Price in the manner set forth on the Schedule of Stockholders in immediately available funds; and

      (iii) the Company, the Sellers and the Purchaser, as applicable, shall deliver the opinions, certificates and other documents and instruments required to be delivered by or on behalf of such Party under Article III.

                                  ARTICLE III

                             CONDITIONS TO CLOSING

  3.1 CONDITIONS TO THE PURCHASER'S OBLIGATIONS. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

  (a) The representations and warranties set forth in Article V and Article VI hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by the Company or the Sellers to the Purchaser pursuant to Sections 4.1(g), 5.24 and 6.5 hereof);

  (b) The Company and each Seller shall have performed and complied with all of the covenants and agreements required to be performed by each of them under this Agreement on or prior to the Closing;

  (c) All consents by third parties that are required for the transfer of the Acquired Stock to the Purchaser, and the consummation of the other transactions contemplated hereby or that are required in order to prevent a breach of, a default under, a termination or modification of, or any acceleration of, any obligations under any material contract to which the Company is a party shall have been obtained, all on terms reasonably satisfactory to the Purchaser;

  (d) All governmental filings, authorizations and approvals that are required for the transfer of the Acquired Stock to the Purchaser and the consummation of the other transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to the Purchaser;

  (e) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of the Purchaser to own, operate or control the Company, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects;

  (f) Except as otherwise specified in writing by the Purchaser to the Representative, all of the Company's directors shall have resigned and such resignations shall be effective as of the Closing Date;

  (j) Payoff letters with respect to all of the Company's Indebtedness outstanding as of the Closing and releases of any and all Liens (including appropriate UCC termination statements) held by third parties against property of the Company shall have been obtained, all on terms reasonably satisfactory to the Purchaser;

  (g) Marc Trubitz and the Company shall have entered into an agreement relating to his employment with the Company (the "Employment Agreement"), substantially in the form of Exhibit A attached hereto, and the Employment Agreement shall be in full force and effect;

  (h) Each of the Sellers, Randall Brevard, Linda Sue Hughes, and Donald Stewart (collectively, the "Noncompete Parties") and the Purchaser shall have entered into a noncompetition agreement (the "Noncompetition Agreement"), substantially in the form of Exhibit B attached hereto, and the Noncompetition Agreement shall be in full force and effect;

  (i) The Noncompete Parties and the Purchaser shall have entered into an agreement relating to restrictions on transfer of the capital stock of the Purchaser issued pursuant to the Noncompetition Agreement (the "Stock Transfer Agreement"), substantially in the form of Exhibit C attached hereto, and the Stock Transfer Agreement shall be in full force and effect;

  (j) The Company and Marc Trubitz and Suellen Trubitz, husband and wife, shall have entered into a lease agreement with respect to the property located at 110 Pleasant Valley Road, Harrisonburg, Virginia (the "Lease"), substantially in the form of Exhibit D attached hereto, and the Lease shall be in full force and effect;

  (k) The Purchaser shall have received an opinion, dated the Closing Date, of Williams, Parker, Harrison, Dietz & Getzen, counsel to the Company and the Sellers, substantially in the form of Exhibit E attached hereto;

  (l) On or prior to the Closing Date, the Sellers shall have delivered to the Purchaser all of the following:

    (i) a certificate from the Company and the Sellers in a form reasonably satisfactory to the Purchaser, dated the Closing Date, stating that the preconditions specified in Sections 3.1(a) through (k) have been satisfied;
  (ii) copies of all third party and governmental consents, approvals, filings, releases and terminations required in connection with the consummation of the transactions contemplated herein;

    (iii) certified copies of the resolutions of the Company's board of directors approving the transactions contemplated by this Agreement;

    (iv) certificates of the secretary of state of the State of Virginia and each state where the Company is qualified to do business providing that the Company is in good standing;

    (v)   copies of the resignations described in Section 3.1(f);

    (vi) all documents and records relating to the business of the Company that are in any Seller's possession;

    (vii) landlord consents and estoppel certificates from the Company's landlords in form and substance satisfactory to the Purchaser; and

    (viii) such other documents or instruments as the Purchaser may reasonably request to effect the transactions contemplated hereby; and

  (m) All proceedings to be taken by the Company and each Seller in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by the Company and each Seller to effect the transactions contemplated hereby reasonably requested by the Purchaser shall be reasonably satisfactory in form and substance to the Purchaser.

Any condition specified in this Section 3.1 may be waived by the Purchaser; provided that no such waiver shall be effective against the Purchaser unless it is set forth in a writing executed by the Purchaser.

  3.2 CONDITIONS TO EACH SELLER'S OBLIGATIONS. The obligation of each Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

  (a) The representations and warranties set forth in Article VIII shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures made by the Purchaser to the Sellers pursuant to Sections 4.3(a) and 8.7 hereof);

  (b) The Purchaser shall have performed and complied with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

  (c) All governmental filings, authorizations and approvals that are required for the transfer of the Acquired Stock to the Purchaser and the consummation of the other transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to the Representative;

  (d) No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of the Purchaser to own, operate or control the Company, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects;

  (e) Marc Trubitz and the Company shall have entered into the Employment Agreement, and the Employment Agreement shall be in full force and effect;

  (f) The Noncompete Parties and the Purchaser shall have entered into the Noncompetition Agreement, and the Noncompetition Agreement shall be in full force and effect;

  (g) The Noncompete Parties and the Purchaser shall have entered into the Stock Transfer Agreement, and the Stock Transfer Agreement shall be in full force and effect;

  (h) The Company and Marc Trubitz and Suellen Trubitz, husband and wife, shall have entered into the Lease, the Purchaser shall have guaranteed the Lease and the Lease and such guarantee shall be in full force and effect;

  (i) All guarantees of the Sellers with respect to the Company's Indebtedness shall have been released;

  (j) On or prior to the Closing Date, the Purchaser shall have delivered to the Representative all of the following:

      (i) a certificate from the Purchaser in a form reasonably satisfactory to the Representative, dated the Closing Date, stating that the preconditions specified in Sections 3.2(a) through (i), inclusive, have been satisfied;

      (ii) certificates of the secretary of state of the State of Delaware providing that the Purchaser is in good standing;

      (iii) certified copies of the resolutions of the Purchaser's board of directors approving the transactions contemplated by this Agreement; and

      (iv) such other documents or instruments as the Sellers may reasonably request to effect the transactions contemplated hereby; and

  (k) All proceedings to be taken by the Purchaser in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by the Purchaser to effect the transactions contemplated hereby reasonably requested by the Representative shall be reasonably satisfactory in form and substance to the Representative.

Any condition specified in this Section 3.2 may be waived by the Representative; provided that no such waiver shall be effective unless it is set forth in a writing executed by the Representative.

                                  ARTICLE IV

                          COVENANTS PRIOR TO CLOSING

  4.1 AFFIRMATIVE COVENANTS OF THE COMPANY AND EACH SELLER. Prior to the Closing, unless the Purchaser otherwise agrees in writing, each Seller shall cause the Company to, and in the case of Sections 4.1(f), 4.1(g), 4.1(h) and 4.1(i) each Seller also shall:

  (a) conduct its business and operations only in the Ordinary Course of Business;

  (b) keep in full force and effect its corporate existence and all rights, franchises and intellectual property relating or pertaining to its business and use its best efforts to cause its current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse;

  (c) use its reasonable efforts to carry on the business of the Company in the same manner as presently conducted and to keep the Company's business organization and properties intact, including its present business operations, physical facilities, working conditions and employees and its present relationships with lessors, licensors, suppliers and customers and others having business relations with it;

  (d) maintain the material assets of the Company in the condition they are in upon the full execution of this Agreement;

  (e) maintain the books, accounts and records of the Company in accordance with past custom and practice as used in the preparation of the Financial Statements;

  (f) encourage employees to continue their employment with the Company after the Closing; provided, however, the Purchaser acknowledges that the Sellers are not guaranteeing such continued employment after Closing;

  (g) promptly (once the Company or any Seller obtains Knowledge thereof) inform the Purchaser in writing of any variances from the representations and warranties contained in Article V or Article VI hereof or any breach of any covenant hereunder by the Company or any Seller;

  (h) cooperate with the Purchaser and use best efforts to cause the conditions to the Purchaser's obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental notices, filings, authorizations, approvals, consents, releases and terminations); and

  (i) cooperate with the Purchaser in the Purchaser's investigation of the business and properties of the Company, to permit the Purchaser and its employees, agents, accounting, legal and other authorized representatives to (i) have full access to the premises, books and records of the Company at reasonable hours, (ii) visit and inspect any of the properties of the Company, and (iii) discuss the affairs, finances and accounts of the Company with the directors, officers, partners, key employees, key customers, key sales representatives, key suppliers and independent accountants of the Company.

In addition, at or prior to the Closing, the Sellers agree to purchase from the Company that certain vehicle located in Florida for a cash purchase price equal to the book value of such vehicle.

  4.2 NEGATIVE COVENANTS OF THE COMPANY AND EACH SELLER. Prior to the Closing, unless the Purchaser otherwise agrees in writing, each Seller shall cause the Company to not:

  (a) take any action that would require disclosure under Section 5.8;

  (b) make any loans, enter into any transaction with any Insider or make or grant any increase in any employee's or officer's compensation or make or grant any increase in any employee benefit plan, incentive arrangement or other benefit covering any of the employees of the Company;

  (c) establish or, except in accordance with past practice, contribute to any pension, retirement, profit sharing or stock bonus plan or multiemployer plan covering the employees of the Company;

  (d) except as specifically contemplated by this Agreement, enter into any contract, agreement or transaction, other than in the Ordinary Course of Business and at arm's length with unaffiliated Persons;

  (e) declare, pay, make or otherwise effectuate any dividends, distributions, redemptions, equity repurchases or other transactions involving the Company's capital stock or equity securities;

  (f) engage in any activity other than in the Ordinary Course of Business which would accelerate the collection of its accounts or notes receivable, delay the payment of its accounts payable, delay its capital expenditures, or reduce or otherwise restrict the amount of inventory on hand;

  (g) sell, transfer, contribute, distribute, or otherwise dispose of any securities or assets of the Company, or agree to do any of the foregoing, to any Person, or negotiate or have any discussions with any Person with respect to any of the foregoing, other than in the Ordinary Course of Business.

Notwithstanding the foregoing, at or prior to the Closing, the Company may transfer the Excluded Assets to the Sellers.

  4.3 COVENANTS OF THE PURCHASER.  Prior to the Closing, the Purchaser shall:

  (a) promptly (once it obtains Knowledge thereof) inform the Representative in writing of any variances from the representations and warranties contained in
Article VIII or any breach of any covenant hereunder by the Purchaser; and

  (b) cooperate with the Sellers and use its best efforts to cause the conditions to each Seller's obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, releases and terminations).

  (c) conduct its investigations of the business and properties of the Company subject to the following conditions and restrictions:

      (i) The Purchaser shall pay for all work and inspections performed on or in connection with the Company or the business thereof.

      (ii) At all times before the Closing, the Purchaser agrees to hold in strict confidence and not to disclose to any other person, without the prior written consent of the Sellers, all information and documents, including this Agreement, related to the Company or to the transactions contemplated by this Agreement, except for information and documents generally available to the public, and except as may be required by applicable law or as otherwise contemplated in this Agreement, and except, to the extent necessary for the Purchaser's analysis of the Company or performance of this Agreement, to the Purchaser's employees, representatives, legal and financial advisors, and other consultants. Without limiting the foregoing confidentiality requirements, until the Closing, the Purchaser agrees that the Purchaser may use documents and information concerning the Company or the business operations thereof provided or made available to the Purchaser pursuant to this Agreement only for the transactions contemplated in this Agreement, and for no other purpose.

      (iii) The Purchaser, as a condition to its exercise of its right of entry and of investigation hereunder, agrees to indemnify, defend, and hold harmless the Sellers from all fines, penalties, liens, losses, costs, claims, damages, liabilities, and expenses, including reasonable attorneys' fees and other costs and expenses incurred, sustained by, or asserted against the Company or Sellers caused by the exercise by Purchaser, or any of its agents, of this right of entry or of investigation ("Purchaser Generated Losses"); provided that any fines, penalties, liens, losses, costs, claims, damages, liabilities, or expenses incurred, sustained by, or asserted against the Company or Sellers as a result of the Purchaser's or any third party's discovery (as opposed to causation) of any fact, circumstance or condition concerning the Company (including, without limitation, any claims by the Purchaser for indemnification pursuant to Section 10.2) shall not be deemed a Purchaser Generated Loss hereunder. The foregoing indemnification provision shall survive the Closing or the termination of this Agreement (for whatever reason).

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                            CONCERNING THE COMPANY

  As a material inducement to the Purchaser to enter into this Agreement, each Seller hereby jointly and severally represents and warrants that:

  5.1 ORGANIZATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia and is qualified to do business in every jurisdiction in which it is required to be qualified, with the possible exceptions of West Virginia, Maryland and Pennsylvania. All jurisdictions in which the Company is qualified to do business are set forth on the "Organization Schedule" attached hereto. The Company has full power and authority and all licenses, permits and authorizations necessary to own and operate its properties and to carry on its business as now conducted. Correct and complete copies of the Company's articles of incorporation and by-laws have been furnished to the Purchaser, which documents reflect all amendments made thereto at any time prior to the date of this Agreement. Correct and complete copies of the minute books containing the records of meetings of the stockholders and board of directors, the stock certificate books and the stock record books of the Company have been furnished to the Purchaser. The Company is not in default under or in violation of any provision of its articles of incorporation or by-laws.

  5.2 AUTHORIZATION OF TRANSACTIONS. The Company has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of the Company has duly approved the Transaction Documents to which the Company is a party and has duly authorized the execution and delivery of such Transaction Documents and the consummation of the transactions contemplated thereby. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of the Transaction Documents to which the Company is a party and the consummation of the transactions contemplated thereby. All Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms.

  5.3 CAPITALIZATION. The authorized stock of the Company consists of 2,500 shares of Common Stock, par value $10.00 per share, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of the Company's capital stock have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by the Sellers in the amounts set forth on the Schedule of Stockholders and are not subject to (except to the extent provided by state of Virginia statutes) nor were they issued in violation of, any preemptive rights or rights of first refusal, and are owned of record and beneficially by the respective Sellers as set forth on the Schedule of Stockholders free and clear of all Liens. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock (other than this Agreement). There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

  5.4 SUBSIDIARIES; INVESTMENTS. The Company does not own or hold any shares of stock or any other security or interest in any other Person (except the Black Diamond Stock included in the definition of "Excluded Assets") or any rights to acquire any such stock or other security or interest, and the Company has never owned any Subsidiary.

  5.5 ABSENCE OF CONFLICTS. Except as set forth on the "Conflicts Schedule" or any other schedule attached hereto, the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by the Company do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in the creation of any Lien upon the Acquired Stock or the assets of the Company, or
(f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency (except for authorizations, consents, approvals, and exemptions required as a result of the Purchaser's legal or regulatory status), under the provisions of the articles of incorporation or by-laws of the Company or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Company is bound or affected, or any law, statute, rule or regulation to which the Company is subject or any judgment, order or decree to which the Company is subject.

  5.6 FINANCIAL STATEMENTS AND RELATED MATTERS.

  (a) Financial Statements. Attached hereto as the "Financial Statements Schedule" are copies of the Company's (i) unaudited balance sheet as of May 30, 1997 (the "Latest Balance Sheet") and the related statements of income and cash flows for the seven-month period then ended and (ii) audited balance sheets and statements of income and cash flows for the fiscal years ended October 31, 1996 and 1995. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the "Financial Statements") is accurate and complete in all material respects, is consistent with the Company's books and records (which, in turn, are accurate and complete), present fairly the Company's financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with OCBOA, subject in the case of unaudited financial statements to changes resulting from normal year-end adjustments for recurring accruals (which shall not be material individually or in the aggregate), to the absence of footnote disclosure, and to the absence of an amount of allowances for doubtful accounts and of a reserve for inventory obsolescence.

  (b) Receivables. To the Company's and the Sellers' Knowledge, the Company's notes and accounts receivable are valid receivables, current within 90 days, and are subject to no valid and substantial counterclaims or set-offs, at the aggregate amount recorded on the Company's books and records as of the Closing, net of an amount equal to the Holdback, which constitutes a reserve against doubtful accounts.

  (c) Inventory. The Company's inventory is being sold "as is" in the condition it is in upon the execution of this Agreement.

  5.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on the "Liabilities Schedule" or any other schedule attached hereto, the Company has no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, except (i) obligations or liabilities under contracts or commitments or other matters described on one of the schedules attached hereto (including, but not limited to, the Contracts Schedule), (ii) contracts and commitments which are not required to be disclosed thereon (none of which is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability), and (iii) liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability).

  5.8 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on the "Developments Schedule" or any other schedule attached hereto and except as expressly contemplated by this Agreement, since May 30, 1997, the Company has not:

  (a) suffered any theft, damage, destruction or casualty loss in excess of $100,000, to its assets, whether or not covered by insurance, or of $10,000 to its assets if not covered by insurance, or suffered any substantial destruction of the Company's books and records;

  (b) except for the transfer of the Excluded Assets described in the last sentence of Section 4.2, redeemed or repurchased, directly or indirectly, any shares of capital stock or other equity security or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any shares of its capital stock or other equity security;

  (c) issued, sold or transferred any equity securities, any securities convertible, exchangeable or exercisable into shares of its capital stock or other equity securities, or warrants, options or other rights to acquire shares of its capital stock or other equity securities of the Company;

  (d) subjected any portion of its properties or assets to any Lien;

  (e) sold, leased, assigned or transferred (including, without limitation, transfers to the Sellers or any Insider) a portion of its tangible assets, except for sales and leases of inventory in the Ordinary Course of Business, or canceled without fair consideration any material debts or claims owing to or held by it;

  (f) sold, assigned, licensed or transferred (including, without limitation, transfers to the Sellers or any Insider) any Proprietary Rights owned by, issued to or licensed to the Company or disclosed any confidential information (other than pursuant to agreements requiring the disclosure to maintain the confidentiality of and preserving all rights of the Company in such confidential information) or received any confidential information of any third party in violation of any obligation of confidentiality;

  (g) suffered any extraordinary and uninsured losses or waived any rights of material value;

  (h) entered into, amended or terminated any material lease, contract, agreement or commitment, or taken any other action or entered into any other transaction other than in the Ordinary Course of Business;

  (i) materially changed any significant business practice;

  (j) made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee or sales representative, group of employees or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

  (k) made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

  (l) conducted its cash management customs and practices other than in the Ordinary Course of Business (including, without limitation, with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally);

  (m) made any capital expenditures or commitments for capital expenditures that are outside the Ordinary Course of Business;

  (n) made any loans or advances to, or guarantees for the benefit of, any Persons; or

  (o) changed (or authorized any change) in its articles of incorporation or by-laws.

  5.9  TITLE TO PROPERTIES.

  (a) The Company does not own, and has never owned, any real property.

  (b) The leases and subleases described on the "Leased Real Property Schedule" attached hereto (the "Leased Properties") constitute all of the leases and subleases under which the Company holds leasehold or subleasehold interests in real property. The real property leases and subleases described on the Leased Real Property Schedule are valid, binding, enforceable and in full force and effect and have not been modified (except to the extent disclosed in the documents delivered to the Purchaser), and the Company holds a valid and existing leasehold interest under such leases or subleases to which it is a party for the term set forth on the Leased Real Property Schedule. The Company has delivered to the Purchaser complete and accurate copies of each of the leases or subleases described on the Leased Real Property Schedule. With respect to each lease and sublease of Real Property listed on the Leased Real Property Schedule (other than the Real Property subject to the Lease):

      (i) the lease or sublease shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing;

      (ii) neither the Company nor any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease or sublease;

      (iii) no party to the lease or sublease has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

      (iv) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

      (v) all buildings, improvements or other property leased or subleased thereunder have received all approvals of governmental authorities required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations; and

      (vi) the owner of the building, improvements or other real property leased or subleased has good and marketable title to the parcel of real property, free and clear of all Liens, other than a mortgage in favor of Crestar in the outstanding principal amount of approximately Six Hundred and 00/100 Thousand Dollars ($600,000.00), and other than (A) installments of special assessments and taxes not yet due and payable and (B) recorded easements, covenants and restrictions of record which do not impair the current use, occupancy or value, or the marketability of title, of the property subject thereto.

  (c) Except as set forth on the Affiliated Transactions Schedule, the real property described on the Leased Real Property Schedule constitutes all of the real property used or occupied by the Company.

  (d) Except as set forth on the Leased Real Property Schedule, the Company owns good and marketable title to, or a valid leasehold interest in, free and clear of all Liens, all of the personal property and assets which are shown on the Latest Balance Sheet or acquired thereafter or located on the Leased Properties or used by the Company.

  (e) The buildings, machinery, equipment, personal properties, vehicles and other tangible assets of the Company located upon or used in connection with the Leased Properties are operated in conformity with all applicable laws and regulations. The Company owns or leases under valid leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business.

  5.10 TAXES. Except as set forth on the "Taxes Schedule" attached hereto, (i) the Company has timely filed or shall timely file all Tax Returns which are required to be filed on or before the Closing Date, and all such Tax Returns are true, complete and accurate, (ii) all Taxes due and payable by the Company have been paid or shall be paid by the Company or the Sellers on or before the Closing Date and all Taxes accrued but not yet due are shown on the Latest Balance Sheet or are set forth on the Taxes Schedule and no Taxes are delinquent, (iii) no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against the Company and neither the Company nor any Seller reasonably expects that any such assertion or assessment of Tax liability will be made, (iv) the Company has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority, (v) the Company has not been a member of an Affiliated Group, (vi) no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction, (vii) the Company has no liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision or state, local or foreign Tax law), as a transferee, by contract, or otherwise, and (viii) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Taxes Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company is required to file Tax Returns.

  5.11 CONTRACTS AND COMMITMENTS.

  (a) Except as specifically contemplated by this Agreement and except as set forth on the "Contracts Schedule" or any other schedule attached hereto, the Company is not a party to or bound by, whether written or oral, any:

      (i) collective bargaining agreement or contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal;

      (ii) any contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or any severance agreements (in each case, except for those which are terminable by the Company at will without liability therefor);

      (iii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of its assets;

      (iv)   agreements with respect to the lending or investing of funds;

      (v)    license or royalty agreements;

      (vi) guaranty of any obligation, other than endorsements made for collection;

      (vii) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $10,000 annually;

      (viii) contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days or less notice without penalties or involving more than $10,000;

      (ix) contract which prohibits it from freely engaging in business anywhere in the world; or

      (x) other agreement material to it not entered into in the Ordinary Course of Business .

  (b) Except as disclosed on the Contracts Schedule or any other schedule attached hereto, (i) no contract or commitment required to be disclosed on the Contracts Schedule has been breached or canceled by the other party and the Company has no Knowledge of any anticipated breach by any other party to any contract set forth on the Contracts Schedule, (ii) no customer has indicated in writing or orally to the Company or any Seller that it shall stop or materially decrease the business done with the Company or that it desires to renegotiate its contract or current arrangement with the Company, (iii) the Company has performed all the material obligations required to be performed by it in connection with the contracts or commitments required to be disclosed on the Contracts Schedule and is not in default under or in breach of any contract or commitment required to be disclosed on the Contracts Schedule, and (iv) each agreement is legal, valid, binding, enforceable and in full force and effect and will continue as such following the consummation of the transactions contemplated hereby. For purposes of this Section 5.11(b), "Knowledge" shall be deemed to include the actual knowledge of each of the Noncompete Parties.

  (c) The Sellers have provided the Purchaser with access to all written contracts which are required to be disclosed on the Contracts Schedule, in each case together with all amendments, waivers or other changes thereto (all of which are disclosed on the Contracts Schedule). The Contracts Schedule contains an accurate and complete description of all material terms of all oral contracts referred to therein (except for those which are terminable by the Company at will without liability therefor).

  5.12 PROPRIETARY RIGHTS.

  (a) Except as set forth on the Proprietary Rights Schedule, (i) the Company owns and possesses without restriction as to use, all right, title and interest in and to the Proprietary Rights necessary for the operation of the Company's businesses as currently conducted; (ii) the Company has not received any notices of invalidity, infringement or misappropriation from any third party with respect to any such Proprietary Rights; (iii) to the Company's Knowledge, the Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Proprietary Rights of any third parties; and (iv) to the Company's Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of the Company.

  (b) The Purchaser acknowledges that the Sellers have taken no measures to register or otherwise protect the name "Equipco Sales and Rental." The Sellers do not make any warranty or representation whatsoever about any right the Company may have to said name.

  5.13 LITIGATION; PROCEEDINGS. Except as set forth on the "Litigation Schedule" or any other schedule attached hereto, there are no actions, suits, proceedings, orders, judgments, decrees or investigations pending or, to the Company's Knowledge, threatened against or affecting the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. The Company is not subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator.

  5.14 BROKERAGE. Except as set forth on the "Brokerage Schedule" attached hereto, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

  5.15 GOVERNMENTAL LICENSES AND PERMITS. The "Permits Schedule" attached hereto contains a complete listing of all material Licenses owned or possessed by the Company or used by the Company in the conduct of its business. Except as indicated on the Permits Schedule or any other schedule attached hereto, the Company owns or possesses all right, title and interest in and to all Licenses which are necessary to conduct its business as presently conducted and shall use its reasonable efforts to maintain all such Licenses until Closing. No loss or expiration of any License is pending or, to the Company's Knowledge, threatened or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof.

  5.16 EMPLOYEES. Except as set forth on the "Employees Schedule" or any other schedule attached hereto, to the Knowledge of the Company, no key executive employee and no group of employees or independent contractors of the Company has any plans to terminate his, her or its employment or relationship as an independent contractor with the Company; provided, however, that such continued employment or relationship is not guaranteed by the Sellers. The Company has complied with all applicable laws relating to the employment of personnel and labor. Except as set forth on the "Employees Schedule" or any other schedule attached hereto, the Company is not a party to or bound by any collective bargaining agreement, nor has such party experienced any strikes or other material employee or labor disputes. The Company has not engaged in any unfair labor practice. The Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

  5.17 EMPLOYEE BENEFIT MATTERS.

  (a) The "Benefit Plans Schedule" and the other schedules attached hereto set forth all of the Company's bonus, deferred or incentive compensation, profit sharing, retirement, vacation, sick leave, hospitalization or severance plans, and all "employee pension benefit plans" (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and fringe benefit plans (the "Plans"). None of the Plans are subject to Title IV of ERISA nor provide for medical or life insurance benefits to retired or former employees of the Company (other than as required under Section 4980B of the Code or under a similar state law). The Company is not a participating or contributing employer in any "multiemployer plan" (as defined in Section 3(37) of ERISA) with respect to employees of the Company nor has the Company incurred any withdrawal liability with respect to any multiemployer plan or any liability in connection with the termination or reorganization of any multiemployer plan.

  (b) Each Plan is in all material respects in compliance, and has been administered in all material respects in accordance, with the applicable provisions of ERISA and the Code, and all other applicable laws, rules and regulations, including, but not limited to, medical continuation under Section 4980B of the Code. The Company has not (i) engaged in any transaction prohibited by ERISA or the Code; (ii) breached any fiduciary duty owed by it with respect to the Plans described above; or (iii) failed to file and distribute timely and properly all reports and information required to be filed or distributed in accordance with ERISA or the Code. With respect to each Plan, all contributions, premiums or payments which are due on or before the Closing Date have been paid. Each Plan which is intended to be qualified under Section 401(a) of the Code has received from the Internal Revenue Service a favorable determination letter.

  (c) The Company has not incurred and has no reason to expect that it will incur, any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any employee pension benefit plan that the Company or any member of its "controlled group" (within the meaning of Section 414 of the Code, including members of its controlled group at any time during the past six years) maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute.

  5.18 INSURANCE. The "Insurance Schedule" attached hereto lists each insurance policy maintained by the Company with respect to its properties, assets and business, together with a claims history for the past three years. All of such insurance policies are in full force and effect, and the Company is not in material default with respect to its obligations under any such insurance policies and the Company has not been denied insurance coverage. Except as set forth on the Insurance Schedule, the Company does not have any self-insurance or co-insurance programs, and the reserves set forth on the Latest Balance Sheet are adequate to cover all anticipated liabilities with respect to self-insurance or coinsurance programs.

  5.19 OFFICERS AND DIRECTORS; BANK ACCOUNTS. The "Officers, Directors and Bank Accounts Schedule" attached hereto lists all officers and directors of the Company, and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) for the Company.

  5.20 AFFILIATE TRANSACTIONS. Except as disclosed on the "Affiliated Transactions Schedule" or any other schedule attached hereto, no Insider is a party to any agreement, contract, commitment or transaction with the Company or which is pertaining to the business of the Company (except agreements arising out of any Insider's employer/employee relationship with the Company) or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company.

  5.21 COMPLIANCE WITH LAWS. Except as disclosed in this Agreement, on the "Liabilities Schedule" or any other schedule attached hereto, the Company and its officers, directors, partners, agents and employees have substantially complied with and are in material compliance with all applicable laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof which are applicable to the business, business practices (including, but not limited to, the Company's marketing and sales of its products and services) or any owned or leased properties of the Company and to which the Company may be subject, and no claims have been filed against the Company alleging a violation of any such laws or regulations, and the Company has not received notice of any such violations.

  5.22 ENVIRONMENTAL MATTERS. Except as set forth on the "Environmental Schedule" attached hereto:

  (a) The Company has complied with and is currently in compliance with all Environmental and Safety Requirements, and the Company has not received any oral or written notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the Company or any of its properties or facilities.

  (b) Without limiting the generality of the foregoing, the Company has obtained and complied with, and is currently in compliance with, all permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its properties or facilities or the operation of its business. A list of all such permits, licenses and other authorizations which are material to the Company is set forth on the Environmental Schedule.

  (c) Neither this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby shall impose any obligations on the Company or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including, without limitation, any so called "transaction-triggered" or "responsible property transfer" laws and regulations).

  (d) None of the following exists at any property or facility owned, occupied or operated by the Company: (i) underground storage tanks or surface impoundments; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills.

  (e) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including, without limitation, any hazardous substance) or owned, occupied or operated any facility or property, so as to give rise to liabilities of the Company for response costs, natural resource damages or attorneys' fees pursuant to CERCLA or any other Environmental and Safety Requirements.

  (f) Without limiting the generality of the foregoing, no facts, events or conditions relating to the past or present properties, facilities or operations of the Company shall prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any corrective, investigatory or remedial obligations pursuant to Environmental and Safety Requirements or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including, without limitation, those liabilities relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

  (g) The Company has not, either expressly or by operation of law, assumed or undertaken any liability or corrective investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

  (h) No Environmental Lien has attached to any property owned, leased or operated by the Company.

  5.23 DISCLOSURE. To the Company's and the Sellers' Knowledge, neither this Agreement, the other Transaction Documents, nor any of the schedules, attachments or Exhibits hereto, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, not misleading.

  5.24 CLOSING DATE. All of the representations and warranties contained in this Article V and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto or in any writing delivered to the Purchaser are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except to the extent that any Seller has advised the Purchaser otherwise in writing prior to the Closing.

                                  ARTICLE VI

             REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS

  As a material inducement to the Purchaser to enter into this Agreement, each Seller severally represents and warrants to the Purchaser that:

  6.1 AUTHORIZATION OF TRANSACTIONS. Such Seller has full power, authority and legal capacity to enter into this Agreement and the other documents contemplated hereby to which such Seller is a party and to perform his obligations hereunder and thereunder. This Agreement and the other documents contemplated hereby to which such Seller is a party have been duly executed and delivered by such Seller and constitute the valid and binding agreements of such Seller, enforceable in accordance with their respective terms.

  6.2 ABSENCE OF CONFLICTS. Neither the execution and the delivery of this Agreement and the other documents contemplated hereby to which such Seller is a party, nor the consummation of the transactions contemplated hereby and thereby, shall (a) conflict with, result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any Lien upon the Acquired Stock owned by such Seller, or (f) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body or agency (except for authorizations, consents, approvals, and exemptions required as a result of the Purchaser's legal or regulatory status), under the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which such Seller is bound or affected, or any statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which such Seller is subject. No notice to, filing with or authorization, consent or approval of any government or governmental agency by such Seller is necessary for the consummation of the transactions contemplated by this Agreement and the other documents contemplated hereby to which such Seller is a party.

  6.3 BROKERAGE. Except as set forth on the Brokerage Schedule, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Seller.

  6.4 SHARES. Such Seller holds of record and owns beneficially the shares of Acquired Stock as indicated on the Schedule of Stockholders, free and clear of any Liens. Such Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Company (other than this Agreement). Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

  6.5 CLOSING DATE. All of the representations and warranties concerning such Seller contained in this Article VI and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto or in any writing delivered to the Purchaser are true and correct on the date of this Agreement and shall be true and correct on the Closing Date except to the extent that such Seller has advised the Purchaser otherwise in writing prior to the Closing.

                                  ARTICLE VII

                 LIMITATIONS ON REPRESENTATIONS AND WARRANTIES
                    CONCERNING THE COMPANY AND THE SELLERS

  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLERS MAKE NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY, THE BUSINESS OR PROPERTIES THEREOF. Without limiting the foregoing, except as specifically set forth in this Agreement, the Sellers and the Company have not made, or authorized anyone to make, any warranty or representation about the Contracts, about the present operation, income generated by, or any other matter or thing affecting or relating to the business of the Company or any matter or thing pertaining to this Agreement, and no such representation or warranty shall be implied. The Purchaser expressly acknowledges that no such warranty or representation has been made and that the Purchaser is not relying on any warranty or representation whatsoever other than as is expressly set forth in this Agreement. Except as set forth in this Agreement, the Purchaser shall accept the Company and its assets, liabilities and operations "as is," "where is," subject to all defects, and in its condition on the date of Closing.

                                 ARTICLE VIII

            REPRESENTATIONS AND WARRANTIES CONCERNING THE PURCHASER

  As a material inducement to the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants to the Sellers that:

  8.1 ORGANIZATION AND CORPORATE POWER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which the Purchaser is a party and perform its obligations hereunder and thereunder.

  8.2 AUTHORIZATION OF TRANSACTION. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which the Purchaser is a party have been duly and validly authorized by all requisite corporate action on the part of the Purchaser, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes, and each of the other agreements contemplated hereby to which the Purchaser is a party shall when executed constitute, a valid and binding obligation of the Purchaser, enforceable in accordance with their terms.

  8.3 NO VIOLATION. The Purchaser is not subject to or obligated under its certificate of incorporation, its by-laws, any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the other agreements contemplated hereby to which the Purchaser is a party.

  8.4 GOVERNMENTAL AUTHORITIES AND CONSENTS. The Purchaser is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement and the other agreements contemplated hereby to which the Purchaser is a party or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by the Purchaser in connection with its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which the Purchaser is a party or the transactions contemplated hereby or thereby.

  8.5 LITIGATION. There are no actions, suits, proceedings or orders pending or, to the Purchaser's knowledge, threatened against or affecting the Purchaser at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the Purchaser's performance under this Agreement and the other agreements contemplated hereby to which the Purchaser is a party or the consummation of the transactions contemplated hereby or thereby.

  8.6 BROKERAGE. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

  8.7  CLOSING DATE. All of the representations and warranties contained in this
Article VIII and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto or in any writing delivered to the Sellers are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except to the extent that the Purchaser has advised the Sellers otherwise in writing prior to the Closing.

                                  ARTICLE IX

                                  TERMINATION

  9.1  TERMINATION.  This Agreement may be terminated at any time prior to the
Closing:

  (a)  by mutual written consent of the Representative and the Purchaser;

  (b) by the Representative or the Purchaser if there has been a material misrepresentation or breach on the part of the other Party of the representations, warranties or covenants set forth in this Agreement or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating Party's obligations to consummate the transactions contemplated hereby unless such terminating Party's willful or knowing breach of this Agreement has caused the condition to be unsatisfied; or

  (c) by the Representative or the Purchaser if the Closing has not occurred on or prior to July 18, 1997; provided, however, that neither the Purchaser nor the Representative shall be entitled to terminate this Agreement pursuant to this Section 9.1(c) if such Party's willful or knowing breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time.

  9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Representative or the Purchaser as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party to any other Party under this Agreement, except that the provisions of Section 11.7 and Article XII shall continue in full force and effect and except that nothing herein shall relieve any Party from liability for any breach of this Agreement prior to such termination.

                                   ARTICLE X

                      INDEMNIFICATION AND RELATED MATTERS

  10.1 SURVIVAL. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby and shall not be affected by any examination made for or on behalf of any Party, the knowledge of any of such Party's officers, directors, stockholders, employees or agents, or the acceptance of any certificate or opinion. Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to Section 10.2(a)(i), 10.2(a)(ii), or
Section 10.2(c)(i) unless written notice of a claim thereof is delivered to the other Party prior to the Applicable Limitation Date. For purposes of this Agreement, the term "Applicable Limitation Date" shall mean the second anniversary of the Closing Date; provided that the Applicable Limitation Date with respect to the following Losses shall be as follows: (i) with respect to any Loss arising from or related to a breach of the representations and warranties of the Company and the Sellers set forth in Sections 5.10 (Taxes) and
5.17 (Employee Benefit Matters), the Applicable Limitation Date shall be the 30th day after expiration of the statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled) applicable to the Tax which gave rise to such Loss, (ii) with respect to any Loss arising from or related to a breach of the representations and warranties of the Company and the Sellers set forth in Section 5.22 (Environmental Matters), the Applicable Limitation Date shall be the fifth anniversary of the Closing Date, and (iii) with respect to any Loss arising from or related to a breach of the representations and warranties of the Company and the Sellers set forth in Section 5.1 (Organization and Corporate Power), Section
5.2 (Authorization of Transactions), Section 5.3 (Capitalization), Section 5.5 (Absence of Conflicts), Section 5.14 (Brokerage) or Article V (Representations and Warranties with Respect to the Sellers) and with respect to any Loss arising from or related to a breach of the representations and warranties of the Purchaser set forth in Section 7.1 (Organization an Corporate Power), 7.2 (Authorization of Transactions), 7.3 (No Violation) or 7.6 (Brokerage), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever).

  10.2 INDEMNIFICATION.

  (a) Subject to the limitations set forth in Section 10.1, each Seller shall jointly and severally indemnify the Purchaser, and the Company and each of their respective officers, directors, stockholders, employees, agents, representatives, affiliates, successors and assigns (collectively, the "Purchaser Parties") and hold each of them harmless from and against and pay on behalf of or reimburse such Purchaser Parties in respect of any Loss which any such Purchaser Party may suffer, sustain or become subject to, as a result of or relating to:

      (i) the breach of any representation or warranty made by the Company or any Seller contained in this Agreement (other than representations or warranties set forth in Article VI) or any certificate delivered by the Company or any Seller to the Purchaser with respect thereto in connection with the Closing;

      (ii) the breach of any representation or warranty made by such Seller contained in Article VI of this Agreement or any certificate delivered by such Seller to the Purchaser with respect thereto in connection with the Closing;

      (iii) the breach of any covenant or agreement made by the Company or any Seller contained in this Agreement, the other Transaction Documents, any Exhibit hereto or any certificate delivered by the Company or any Seller to the Purchaser with respect thereto in connection with the Closing; or

      (iv) any current or former underground storage tank located on the 1550 East Market Street property in Harrisonburg, Virginia.

The Purchaser's remedy for any indemnification of Losses hereunder may be satisfied by proceeding against one or more Sellers individually for all or any portion of any such Loss; provided that no Seller shall be liable hereunder for Losses in excess of such Seller's pro rata portion of the Cap based on such Seller's proportionate ownership of the Acquired Stock as set forth on the Schedule of Stockholders. Notwithstanding the foregoing, if any such Loss arises from a breach of such Seller's representation or warranty contained in
Article V, the Purchaser shall proceed solely against such breaching Seller for the entire amount of such Loss.

  (b) The indemnification provided for in Section 10.2(a)(i) above is subject to the following limitations:

      (i) the Sellers will be liable to the Purchaser Parties with respect to claims referred to in Section 10.2(a)(i) only if the Purchaser gives the Representative written notice thereof within the Applicable Limitation Date;

      (ii) The aggregate amount of all payments made by the Sellers in satisfaction of claims for indemnification pursuant to Section 10.2(a)(i) shall not exceed the Purchase Price (the "Cap"); and

      (iii) Notwithstanding anything in this Agreement to the contrary, the Sellers shall not be responsible for any Loss resulting from the failure of the Company to comply with Worker Safety Requirements after the Closing even if the Company is operated after the Closing in the same manner in which the Company was operated prior to Closing. "Worker Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning worker safety.

Notwithstanding any implication to the contrary contained in this Agreement, so long as the Purchaser delivers written notice of a claim to the Sellers no later than the Applicable Limitation Date, the Sellers shall be required to indemnify the Purchaser Parties for all Losses (up to the Cap) which the Purchaser Parties may incur in respect of the matters which are the subject of such claim, regardless of when incurred.

  (c) The Purchaser shall indemnify the Sellers and hold each Seller and its officers, directors, stockholders, employees, agents, representatives, affiliates, successors and assigns (collectively, the "Seller Parties") harmless from and against and pay on behalf of or reimburse such Sellers in respect of any Loss which any Seller Parties may suffer, sustain or become subject to, as a result of or relating to:

      (i) the breach of any representation or warranty made by the Purchaser contained in Article VIII of this Agreement or any certificate delivered by the Purchaser to the Sellers with respect thereto in connection with the Closing; or

      (ii) the breach of any representation, warranty (other than representations or warranties set forth in Article VIII), covenant or agreement made by the Purchaser contained in this Agreement, the other Transaction Documents, any Exhibit hereto or any certificate delivered by the Purchaser to the Sellers with respect thereto in connection with the Closing.

  (d) The indemnification provided for in Section 10.2(c)(i) above is subject to the following limitations:

      (i) The Purchaser will be liable to the Seller Parties with respect to claims referred to in Section 10.2(c)(i) only if a Seller gives the Purchaser written notice thereof within the Applicable Limitation Date; and

      (ii) The aggregate amount of all payments made by the Purchaser in satisfaction of claims for indemnification pursuant to Section 10.2(c)(i) shall not exceed $5,980,000 (the "Purchaser Cap").

Notwithstanding any implication to the contrary contained in this Agreement, so long as the Representative delivers written notice of a claim to the Purchaser no later than the Applicable Limitation Date, the Purchaser shall be required to indemnify the Seller Parties for all Losses (up to the Purchaser Cap) which the Seller Parties may incur in respect of the matters which are the subject of such claim, regardless of when incurred.

  (e) If a party hereto seeks indemnification under this Article X, such party (the "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party") promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent such failure shall have prejudiced the Indemnifying Party. In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article X, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to contest and to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party's claim for indemnification at its expense, and at its option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with reputable counsel reasonably acceptable to the Indemnified Party; provided that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal allegations,
(iii) involves a claim to which the Indemnified Party reasonably believes an adverse determination would have a material adverse effect on the Indemnified Party's reputation or future business prospects, or (iv) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend.

  If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.

  The Indemnifying Party shall not be liable to indemnify the Indemnified Party under this Agreement for any amounts paid by the Indemnified Party in settlement of any action or claim effected without the Indemnifying Party's written consent, which consent shall not be unreasonably withheld. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice.

  (f) If the Indemnifying Party reasonably elects to contest any demand, assertion, or claim, it shall not be obligated to make any payments to the Indemnified Party with respect thereto until the legal remedies available to the Indemnifying Party or the Indemnified Party, as the case may be, with respect to such demand, assertion, or claim, shall have been exhausted.

  (g) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party in contesting any legitimate demand, assertion, or claim which the Indemnifying Party elects to contest, or, if appropriate, in the making of any legitimate counterclaim or demand against the person asserting such demand, assertion, or claim or any cross-complaint which Indemnifying Party elects to contest, but the Indemnifying Party shall reimburse Indemnified Party for any expenses incurred by the Indemnified Party in so cooperating with the Indemnifying Party. If such counterclaim or cross-complaint results in receipts by Indemnified Party of amounts in excess of the amount which is subject to any such demand, assertion or claim, such excess shall first be applied to the payment of the reasonable costs and expenses of Indemnifying Party incurred in connection with such contest, counterclaim, or cross complaint, and the balance retained by Indemnified Party.

  (h) The Indemnifying Party shall pay the Indemnified Party in immediately available funds promptly after the first to occur of (i) the time at which the Indemnified Party provides the Indemnifying Party with written notice of a claim hereunder and the Parties agree that the claim entitles the Indemnified Party to indemnity pursuant to this Article X and agree not to contest such claim or (ii) the time at which a court of competent jurisdiction determines that the Indemnifying Party is liable to the Indemnified Party with respect to a claim hereunder.

  (i) Amounts paid to or on behalf of the Sellers or the Purchaser as indemnification shall be treated as adjustments to the Purchase Price.

  (j) In the event of payment under this Agreement, the Indemnifying Party shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Party, who shall execute all reasonable papers required and take such other reasonable actions that may be necessary to secure such rights, including the execution of such documents necessary to enable the Indemnifying Party effectively to bring suit to enforce such rights.

  (k) Effective upon the Closing, each Seller hereby irrevocably waives, releases and discharges the Company from any and all liabilities and obligations to such Seller of any kind or nature whatsoever, whether in his capacity as a Seller hereunder, as a stockholder, officer or director of the Company or otherwise (including, without limitation, in respect of rights of contribution or indemnification other than compensation as an employee of the Company), in each case whether absolute or contingent, liquidated or unliquidated, and whether arising hereunder or under any other agreement or understanding or otherwise at law or equity, and Company shall not seek to recover any amounts in connection therewith or thereunder from any of the Sellers.


  (l) Effective upon the Closing, and except as otherwise expressly provided in this Agreement, the Company hereby irrevocably waives, releases and discharges each of the Sellers from any and all liabilities and obligations to the Company of any kind or nature whatsoever, whether in its capacity as a stockholder, employee, officer or director of the Company or otherwise in each case whether absolute or contingent, liquidated or unliquidated, and whether arising hereunder or under any other agreement or understanding or otherwise at law or equity, and Company shall not seek to recover any amounts in connection therewith or thereunder from any of the Sellers.


                                  ARTICLE XI

                             ADDITIONAL AGREEMENTS

  11.1 CONTINUING ASSISTANCE. Subsequent to the Closing, each Seller and the Purchaser (at their own cost) shall assist each other (including making records available) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as any audits or litigation that ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

  11.2 TAX MATTERS.

  (a) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement shall be paid by the Sellers when due, and each Seller shall, at his or its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and if required by applicable law, the Purchaser shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

  (b) The Sellers shall reimburse the Purchaser for all Taxes of the Company with respect to any period (or portion thereof) ending on or before the Closing Date within ten days of payment by the Purchaser or the Company of such Taxes to the extent such Taxes are not accrued as liabilities in the Actual Net Equity amount. For purposes of this Section 11.2(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which is respect to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date.

  11.3 PRESS RELEASES AND ANNOUNCEMENTS. Prior to the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company shall be issued without the mutual approval of all Parties, except for any public disclosure which any Party in good faith believes is required by law or regulation (in which case the disclosure shall be prepared jointly by the Sellers and the Purchaser). After the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company shall be issued without the Purchaser's consent (which shall not be unreasonably withheld).

  11.4 FURTHER TRANSFERS. Each Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as the Purchaser may reasonably request to effect, consummate, confirm or evidence the transfer to the Purchaser of the Acquired Stock and any other transactions contemplated hereby.

  11.5 SPECIFIC PERFORMANCE. Each Seller acknowledges that the Company's business is unique and recognizes and affirms that in the event of a breach of this Agreement by such Seller, money damages may be inadequate and the Purchaser may have no adequate remedy at law. Accordingly, each Seller agrees that the Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and such Seller's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

  11.6 TRANSITION ASSISTANCE. Each Seller shall not in any manner take any action which is designed, intended, or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationships with the Company after the date of this Agreement as were maintained with the Company prior to the date of this Agreement.

  11.7 EXPENSES. Except as otherwise provided herein, each Seller and the Purchaser shall pay all of their own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of the this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

  11.8 EXCLUSIVITY. Until this Agreement is terminated by its terms, neither the Company nor the Sellers (and neither the Company nor the Sellers shall cause or permit any Insider or agent or any other Person acting on behalf of any Seller, the Company, or its Affiliates to), (a) solicit, initiate or encourage the submission of any proposal or offer from any Person (including any of them) relating to any (i) liquidation, dissolution or recapitalization of, (ii) merger or consolidation with or into, (iii) acquisition or purchase of assets of or any equity interest in or (iv) similar transaction or business combination involving the Company or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other Person to do or seek any of the foregoing. The Company and each Seller agrees that it will discontinue immediately any negotiations or discussion with respect to any of the foregoing. Until this Agreement is terminated by its terms, the Sellers and the Company shall notify the Purchaser immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

  11.9 BOOKS AND RECORDS. Unless otherwise consented to in writing by the Sellers or the Purchaser (as the case may be), the Purchaser and the Sellers will not, for a period of seven years following the date hereof, destroy, alter or otherwise dispose of any of the books and records of the Company acquired by the Purchaser hereunder or retained by any Seller without first offering to surrender to the Sellers or the Purchaser such books and records or any portion thereof of which the Sellers or the Purchaser may intend to destroy, alter or dispose. The Purchaser and the Sellers will allow the other party's representatives, attorneys and accountants access to such books and records, upon reasonable request for during such party's normal business hours, for the purpose of examining and copying the same in connection with any matter whether or not related to or arising out of this Agreement or the transactions contemplated hereby.

  11.10 APPOINTMENT OF REPRESENTATIVE.

  (a) Powers of Attorney. Each Seller irrevocably constitutes and appoints Marc Trubitz (the "Representative") as such Seller's true and lawful agent, proxy and attorney-in-fact and agent and authorizes the Representative acting for such Seller and in such Seller's name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as such Person might or could do in person, including, without limitation:

      (i) determine the presence (or absence) of claims for indemnification against the Purchaser pursuant to Section 10.2 above;

      (ii) deliver all notices required to be delivered by such Seller under this Agreement, including, without limitation, any notice of a claim for which indemnification is sought under Section 10.2 above;

      (iii) receive all notices required to be delivered to such Seller under this Agreement, including, without limitation, any notice of a claim for which indemnification is sought under Section 10.2 above;

      (iv) take any and all action on behalf of such Seller from time to time as the Representative may deem necessary or desirable to defend, pursue, resolve and/or settle claims under this Agreement, including, without limitation, indemnification under Section 10.2; and

      (v) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as he deems necessary or prudent in connection with the administration of the foregoing.

Each Seller grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Representative may lawfully do or cause to be done by virtue hereof. Each Seller will, by executing this Agreement agree that such agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, or bankruptcy of such Seller. Each Seller acknowledges and agrees that upon execution of this Agreement, any delivery by the Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Representative or any decisions made by the Representative pursuant to this Section 11.10, such Seller shall be bound by such documents or decision as fully as if such Seller had executed and delivered such documents or made such decisions.

  (b) The Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller. The Representative shall not be liable to any Seller for any action taken or omitted by him or any agent employed by him hereunder or under any other Transaction Document, or in connection therewith, except that the Representative shall not be relieved of any liability imposed by law for gross negligence or willful misconduct. The Representative shall not be liable to the Sellers for any apportionment or distribution of payments made by him in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

  (c) Replacement of the Representative. Upon the resignation, death, disability or incapacity of the initial Representative appointed pursuant to
Section 11.10(a) above, each Seller acknowledges and agrees that Suellen Trubitz become the Representative hereunder. In the event of the resignation, death, disability or incapacity of Suellen Trubitz as the Representative hereunder, each Seller acknowledges and agrees that such Representative's executor, guardian or legal representative, as the case may be, shall (in consultation with the Sellers) appoint a replacement reasonably believed by such person as capable of carrying out the duties and performing the obligations of the Representative hereunder within thirty (30) days. Any substituted representative shall be deemed the Representative for all purposes of this Agreement and the other Transaction Documents.

  (d) Actions of the Representative; Liability of the Representative. Each Seller agrees that the Purchaser shall be entitled to rely on any action taken by the Representative, on behalf of the Sellers, pursuant to Section 11.10(a) above (each, an "Authorized Action"), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. The Purchaser agrees that the Representative shall have no liability to the Purchaser for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct. The Sellers jointly and severally agree to pay, and to indemnify and hold harmless the Purchaser from and against any losses which they may suffer, sustain, or become subject to, as the result of any claim by any Person that an Authorized Action is not binding on, or enforceable against, the Sellers. In addition, the Sellers hereby release and discharge the Purchaser from and against any liability arising out of or in connection with the Representative's failure to distribute any amounts received by the Representative on the Sellers' behalf to the Sellers.

  (e) Allocation of Payments. Subject to Section 10.2(a), whenever the Sellers are entitled to receive any payments hereunder or are obligated to make any payments hereunder (including those specified in Section 10.2), each Seller shall be entitled to receive from the Purchaser or shall be obligated to pay to the Purchaser such portion of any such payment as set forth on the Schedule of Stockholders.

  11.11 CONFIDENTIALITY.

  (a) Confidentiality. Each Seller shall treat and hold as confidential any information concerning the business and affairs of the Company that is not already generally available to the public (the "Confidential Information"), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Purchaser or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in his possession or under his control. In the event that any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller shall notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 11.11(a). If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided that such disclosing Seller shall use his best efforts to obtain, at the request of the Purchaser, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate.

  (b) Trade Names. No Seller shall use or permit any of his or its affiliates to use the "Equipco Sales & Rentals" name or any name confusingly similar thereto in any manner anywhere in the world after Closing.

  (c) Remedy for Breach. Each Seller acknowledges and agrees that in the event of a breach by any Seller of any of the provisions of this Section 11.11, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Company, the Purchaser and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

                                  ARTICLE XII

                                 MISCELLANEOUS

  12.1 AMENDMENT AND WAIVER; TIME IS OF THE ESSENCE. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by the Purchaser and Representative. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. Time is of the essence of this Agreement

  12.2 NOTICES. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or telecopied (with hard copy to follow). Notices, demands and communications to each Seller shall, unless another address is specified in writing, or unless receipt of notice has been specifically delegated to the Representatives under this Agreement, be sent to the address or telecopy number indicated on the signature page attached hereto, and notices, demands and communications to the Representative, the Company and the Purchaser shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

Notices to any Seller:                with a copy to:

c/o Marc Trubitz                      Williams, Parker, Hamilton, Dietz & Getzen
5070 Gulf of Mexico Drive             200 South Orange Avenue
Longboat Key, FL 34228                Sarasota, FL 34236-6749
Telecopy: (941) 387-9262              Attention: James L. Turner, Esq.

Notices to the Company (before
the Closing):                         with a copy to:

c/o Marc Trubitz                      Williams, Parker, Hamilton, Dietz & Getzen
P.O. Box 1537                         200 South Orange Avenue
Harrisonburg, VA 22801                Sarasota, FL 34236-6749
Telecopy: (540) 433-4064              Attention: James L. Turner, Esq.
                                      Telecopy: (941) 366-5109

Notices to the Company (after
the Closing):                         with a copy to:

c/o National Equipment Services,      Kirkland & Ellis
    Inc.                              200 East Randolph Drive
1800 Sherman Avenue, Suite 100        Chicago, IL 60601
Evanston, IL 60201                    Attention: Sanford E.Perl, Esq.
Attention: President                  Telecopy: (312) 861-2200
Telecopy: (847) 733-1078

Notices to the Purchaser:             with a copy to:
-------------------------             ---------------
National Equipment Services, Inc.     Kirkland & Ellis
1800 Sherman Avenue, Suite 100        200 East Randolph Drive
Evanston, IL 60201                    Chicago, IL  60601
Attention: President                  Attention: Sanford E. Perl, Esq.
Telecopy: (847) 733-1078              Telecopy:  (312) 861-2200

  12.3 BINDING AGREEMENT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Seller without the prior written consent of the Purchaser or by the Purchaser (except as otherwise provided in this Agreement) without the prior written consent of each Seller. Without limiting the generality of the foregoing:

  (a) The Purchaser may at any time prior to the Closing, at its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its wholly-owned Subsidiaries; provided, however, that the Purchaser shall nonetheless remain fully and primarily liable under this Agreement. The Purchaser's "wholly-owned Subsidiaries" include Subsidiaries which may be organized subsequent to the date hereof;

  (b) The Purchaser may assign its rights under this Agreement for collateral security purposes to any lender providing financing to the Purchaser, the Company, or any of their Affiliates and any such lender may exercise all of the rights and remedies of the Purchaser hereunder; provided, however, that the Purchaser shall nonetheless remain fully and primarily liable under this Agreement; and

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  (c)   The Purchaser may assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of substantially all of the Purchaser's assets; provided, however, that the Purchaser shall nonetheless remain fully and primarily liable under this Agreement; provided further that if such assignment occurs prior to the fifth anniversary of the Closing Date and such assignee is not reasonably acceptable to the Representative, then with respect to any Loss arising from or related to a breach of the representations and warranties of the Company and the Sellers set forth in (i) Section 5.22 (Environmental Matters), the Applicable Limitation Date shall be shortened to become the later of (A) the third anniversary of the Closing Date and (B) the date such assignment occurs or
(ii) in any other Section of Article V, except for Section 5.1 (Organization and Corporate Power), Section 5.2 (Authorization of Transactions), Section 5.3 (Capitalization), Section 5.5 (Absence of Conflicts), Section 5.10 (Taxes),
Section 5.14 (Brokerage) and 5.17 (Employee Benefit Matters), the Applicable Limitation Date shall be shortened to become the later of (A) the first anniversary of the Closing Date and (B) the date such assignment occurs.

  12.4 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

  12.5 NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any person.

  12.6 CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

  12.7 ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

  12.8 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

  12.9 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

  12.10 PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

  12.11 ESCROW AGENT. Sole liability of the Escrow Agent shall be to take custody of the Holdback and to disburse said escrowed monies according to the terms of this Agreement. No fees shall be charged by Escrow Agent for setting up the escrow and administering it. However, notwithstanding the foregoing, in the event of a breach of this Agreement by either of the Sellers or the Purchaser, and in the event of a dispute as to the disposition of said escrowed funds, the parties hereto agree to allow the Escrow Agent to hold said funds during any court proceedings, and jointly and severally agree to indemnify and hold harmless the Escrow Agent from all liability hereunder and to reimburse the Escrow Agent for all court costs and attorneys' fees incurred by it, including attorneys' fees on appeal in the event it is joined in any legal proceedings regarding this Agreement. The Purchaser acknowledges that Escrow Agent is the attorney for the Sellers and agrees that Escrow Agent may represent the Sellers in connection with any dispute arising under this Agreement, notwithstanding such service as Escrow Agent

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under this Agreement. A copy of this Agreement shall be delivered to Escrow
Agent and shall constitute the escrow instructions. If any dispute arises concerning disposition of the escrowed monies, Escrow Agent may retain the earnest money deposit until receipt by Escrow Agent of written instructions signed by all of the parties having an interest in such dispute and directing the manner in which Escrow Agent should dispose of the escrowed monies until the final determination of the rights of the parties in an appropriate judicial proceeding. Escrow Agent shall incur no liability to any person whomsoever in connection with the escrowed monies or actions taken or omissions occurring in connection with this Agreement, except liability for Escrow Agent's gross negligence or willful misconduct. Escrow Agent shall have no liability for the failure of any institution in which Escrow Agent deposits the escrowed monies. If the escrowed monies are to be placed in an interest-bearing account, escrow Agent makes no warranties concerning the rate of return earned on the earnest money deposit. The provisions of this Section shall survive the Closing or the termination of this Agreement.

  12.12 ATTORNEY'S FEES. In the event of any litigation between the parties arising out of this Agreement, or the collection of any funds due the Purchaser or the Seller pursuant to this Agreement, the prevailing party shall be entitled to recover all costs incurred and a reasonable attorneys' fee, including attorneys' fees on appeal.

  12.13 SCHEDULES. The Schedules identified on the table of contents hereto are incorporated herein by reference.

  IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.

                              NATIONAL EQUIPMENT SERVICES, INC.

                              By: /s/ Kevin P. Rodgers
                                  ------------------------------------

                              Its: CEO
                                   -----------------------------------



                              MST ENTERPRISES, INC. D/B/A EQUIPCO
                              SALES & RENTALS

                              By: /s/ Marc Trubitz
                                  ------------------------------------

                              Its: President
                                   -----------------------------------

                              /s/ Marc Trubitz
                              ----------------------------------------
                              Marc Trubitz

                              /s/ Suellen Trubitz
                              ----------------------------------------
                              Suellen Trubitz



                              WILLIAMS, PARKER, HARRISON, DIETZ
                              & GETZEN, as Escrow Agent

                              By: /s/ James L. Turner
                                  ------------------------------------

                              Its: V. P.
                                   -----------------------------------

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